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                   May 31, 2024

       Scott A. Roberts Roberts
       Chief Financial Officer
       HealthStream, Inc.
       500 11th Avenue North, Suite 1000
       Nashville , Tennessee 37203

                                                        Re: HealthStream, Inc.
                                                            File No. 000-27701
                                                            Form 10-K filed on
February 26, 2024
                                                            Form 10-Q filed on
April 25, 2024

       Dear Scott A. Roberts Roberts:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Technology